Exhibit 99.1

ELEVEN DIRECTORS SLATED FOR GRAINGER’S BOARD TO BE VOTED ON AT THE COMPANY’S ANNUAL MEETING ON APRIL 26, 2023

CHICAGO, February 15, 2023 – W.W. Grainger, Inc. (NYSE: GWW) today announced that the Board of Directors has selected a slate of nominees to serve for the 2023-2024 period. The 11 candidates, all current Board members, to be voted on at the 2023 annual meeting of shareholders are:

Rodney C. Adkins

V. Ann Hailey

Katherine D. Jaspon

Stuart L. Levenick

D.G. Macpherson

Neil S. Novich

Beatriz R. Perez

E. Scott Santi

Susan Slavik Williams

Lucas E. Watson

Steven A. White

After 17 years of service, Michael J. Roberts will not stand for re-election in accordance with the Company’s Criteria for Membership on the Board of Directors, which provide that an outside director generally will not be nominated after the age of 72.  Mr. Roberts has been a Board member since 2006 and served as a member of the Board Affairs and Nominating Committee, as well as the Compensation Committee.

Grainger Chairman and CEO, D.G. Macpherson, said, “On behalf of our employees and the Board of Directors, I would like to thank Mike for his service and the significant contributions he made at company over the last 17 years. It has been a true privilege to serve alongside him and I wish him the best in retirement.”

About Grainger

W.W. Grainger, Inc., with 2022 sales of $15.2 billion, is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. Grainger achieves its purpose, We Keep the World Working®, by serving more than 4.5 million customers worldwide with innovative technology and deep customer relationships. The Company operates two business models. In the High-Touch Solutions segment, Grainger offers more than 2 million maintenance, repair and operating (MRO) products and several services, such as technical support and inventory management. In the Endless Assortment segment, Zoro.com offers customers access to more than 11 million items, and MonotaRO.com provides more than 20 million items. For more information, visit invest.grainger.com.

Contacts:

Media:	Investors:
Brodie Bertrand	Kyle Bland
VP, Communications & Public Affairs	VP, Investor Relations

Communications@grainger.com.	Abby (Sullivan) Schill
Sr. Manager, Investor Relations

InvestorRelations@grainger.com